EXHIBIT 10.3

SUMMARY OF MATERIAL TERMS OF
CONSULTING AGREEMENT WITH DAVID W. FAEDER

     Effective April 1, 2003, Sunrise Senior Living, Inc. (“Sunrise”) entered into an oral consulting agreement with David W. Faeder having a one year term commencing on April 1, 2003 and providing for payment by Sunrise of a retainer of $1,000 per month, a car allowance and additional compensation tied to special projects as requested by Sunrise, including additional compensation of $100,000 upon the completion of a sale/long-term manage back transaction that Mr. Faeder was overseeing and which was completed in the second quarter of 2003. Under the terms of this consulting agreement, the stock options held by Mr. Faeder as of April 1, 2003 would continue to vest during the term of such agreement.